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Exhibit 10.11

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

        The purpose of this Director Compensation Policy (this "Policy") of Clarus Therapeutics, Inc., a Delaware corporation (the "Company"), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber directors on the Company's Board of Directors (the "Board") who are not employees or officers of the Company or its subsidiaries. This Policy will become effective as of the effective time of the registration statement for the Company's initial firm commitment underwritten public offering of equity securities (the "Effective Date").

        In furtherance of this purpose, following the Effective Date, all non-employee directors shall be paid cash compensation for services provided to the Company as set forth below.

Annual Retainer
Board
All Directors	$25,000
Additional Retainer for the Chairman of the Board	$20,000

Audit Committee
Committee Chairman	$15,000
Other Committee Members	$5,000

Compensation Committee
Committee Chairman	$7,500
Other Committee Members	$5,000

Nominating and Corporate Governance Committee
Committee Chairman	$7,500
Other Committee Members	$5,000

        The Annual Retainer will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. Amounts owing to non-employee directors as Annual Retainer shall be annualized, meaning that non-employee directors who join the Board during the calendar year, and with respect to all non-employee directors for 2011, such amounts shall be pro rated based on the number of calendar days served by such director.

        The non-employee directors shall be eligible to participate in the Company's stock option plans on a case by case basis.

        In addition, for non-employee directors serving on the Board as of the Effective Date and the first time any other individual is elected to the Board after the Effective Date, such non-employee director will be eligible to receive an option to purchase 45,000 shares of the Company's common stock (the "Election Option Grant"). The Election Option Grant shall be made upon the director first becoming a director (or in the case of a non-employee director serving on the Board as of the Effective Date, such award shall be made as of the Effective Date). In addition, each non-employee director will be eligible annually to receive an additional option to purchase 15,000 shares of the Company's common stock, such award to be made five (5) business days following the annual meeting of the Company's stockholders (the "Annual Director Option Grant" and together with the Election Option Grant, the "Director Option Grants").

        All Director Option Grants shall vest in three equal annual installments on each anniversary of the date of the grant, subject to continued service on the Board. The Director Option Grants will become immediately exercisable upon the death, disability or retirement of a director or upon a change in control of the Company. In addition, the form of option agreement will give directors up to one year following cessation of service as a director to exercise the options (to the extent vested at the date of such cessation), provided that the director has not been removed for cause.

        All of the foregoing options will be granted at fair market value on the date of grant.

        The foregoing compensation will be in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board.

ADOPTED BY THE BOARD OF DIRECTORS: January 20, 2011

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  Exhibit 10.11